EXHIBIT 1

EXECUTION COPY

CASTLEPOINT HOLDINGS, LTD.

23,500,000 Shares of Common Stock

PURCHASE/PLACEMENT AGREEMENT

March 27, 2006

PURCHASE/PLACEMENT AGREEMENT

March 27, 2006

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

1001 19th Street North

Arlington, Virginia 22209

Dear Sirs:

CastlePoint Holdings, Ltd., a Bermuda company limited by shares (the “Company”), proposes to issue and sell to you, Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as initial purchaser, a number of common shares, par value $0.01 per share, of the Company (the “Common Stock”) equal to 23,500,000 shares less the number of Regulation D Shares sold in the Private Placement (each as defined herein) (the “144A/Regulation S Shares”).

FBR will also act as the Company’s sole placement agent in connection with the Company’s offer and sale to certain “Accredited Investors” (as such term is defined in Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”) of (a) that number of shares of Common Stock equal to the difference between 23,500,000 shares and the number of 144A/Regulation S Shares (the “Regulation D Shares” and, together with the 144A/Regulation S Shares, the “Initial Shares”), and (b) the Placed Option Shares (as defined herein), as set forth in the Final Memorandum (as defined herein) under the headings “Plan of Distribution”‘ and “Private Placement”. The offer and sale of the shares described in the first sentence of this paragraph (the “Private Placement Shares”) is referred to herein as the “Private Placement”.

In addition, the Company proposes to grant to you the option described in Section 1(c) hereof to purchase or place all or any part of 3,525,000 additional shares of Common Stock (the “Option Shares” and, together with the Initial Shares, the “Shares”) to cover additional allotments, if any.

The offer and sale of the Shares to you and to the Accredited Investors, respectively, will be made without registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder (the “Securities Act Regulations”), in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. You have advised the Company that you will make offers and sales (“Exempt Resales”) of the 144A/Regulation S Shares and the Purchased Option Shares (as defined herein) purchased by you hereunder (such shares referred to collectively herein as “Resale Shares”) in accordance with Section 3 hereof on the terms set forth in the Final Memorandum (as defined herein), as soon as you deem advisable after this Agreement has been executed and delivered.

In connection with the offer and sale of the Shares, the Company has prepared a preliminary offering memorandum, subject to completion, dated March, 2006, and amendments or supplements thereto (the “Preliminary Memorandum”), and a final offering memorandum, dated the date hereof and as it may be amended or supplemented from time to time (the “Final

Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Shares. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum in connection with (i) the offering and resale of the Resale Shares by FBR and by all dealers to whom Resale Shares may be sold and (ii) the Private Placement. Any references to the Preliminary Memorandum or the Final Memorandum shall be deemed to include all exhibits and annexes thereto.

It is understood and acknowledged that holders (including subsequent transferees) of the Shares will have the registration rights set forth in the registration rights agreement between the Company and FBR, which shall be in substantially the form attached hereto as Exhibit A and dated as of the Closing Time (as defined herein) (the “Registration Rights Agreement”), for so long as such securities constitute “Registrable Shares” (as defined in the Registration Rights Agreement).

Pursuant to, and subject to the terms of, the Registration Rights Agreement, the Company will agree to file with the Securities and Exchange Commission (the “Commission”), under the circumstances set forth therein, (i) a registration statement on Form S-1 under the Securities Act for the initial public offering of Common Stock that includes the resale by holders of the Registrable Shares and/or (ii) a shelf registration statement on Form S-1 or such other appropriate form pursuant to Rule 415 under the Securities Act relating to the resale by holders of the Registrable Shares, and to use its best efforts to cause any such registration statement to be declared effective.

The Company and FBR agree as follows:

1.     Sale and Purchase.

(a)           144A/Regulation S Shares. Upon the basis of the warranties and representations and other terms and conditions herein set forth, the Company agrees to issue and sell to FBR and FBR agrees to purchase from the Company the 144A/Regulation S Shares at a purchase price of $9.30 per share (the “144A/Regulation S Purchase Price”).

(b)           Regulation D Shares. The Company agrees to issue and sell the Regulation D Shares and, to the extent that FBR exercises the option described in Section 1(c), the Placed Option Shares, for which the Accredited Investors have subscribed pursuant to the terms and conditions set forth in the subscription agreements substantially in the forms attached to the Preliminary Memorandum as Appendix B, as applicable (each a “Subscription Agreement”). The Private Placement Shares will be sold by the Company pursuant to this Agreement at a price of $10.00 per share (the “Regulation D Purchase Price”). As compensation for the services to be provided by FBR in connection with the Private Placement, the Company shall pay to FBR at each of the Closing Time and any Secondary Closing Time (as defined herein), to the extent applicable, an amount equal to $0.70 per Private Placement Share sold at such time (the “Placement Fee”); provided, however, that no such Placement Fee shall be payable with respect to

1,127,000 Private Placement Shares to be purchased by certain members of Company’s management and certain other individuals.

(c)           Option Shares. Upon the basis of the representations and warranties and subject to the other terms and conditions herein set forth, the Company hereby grants an option to FBR to (i) purchase from the Company, as initial purchaser, up to an aggregate of 3,525,000 Option Shares at the 144A/Regulation S Purchase Price per share (the “Purchased Option Shares”); and (ii) place, as exclusive placement agent for the Company, up to that number of Option Shares remaining, after subtracting any Purchased Option Shares with respect to which FBR has exercised its option pursuant to clause (i), at the Regulation D Purchase Price per share (the “Placed Option Shares”). The option granted hereby will expire thirty (30) days after the date hereof and may be exercised in whole or in part from time to time in one or more installments, including at the Closing Time, only for the purpose of covering additional allotments which may be made in connection with the offering and distribution of the Initial Shares upon written notice by FBR to the Company setting forth (i) the number of Option Shares as to which FBR is then exercising the option, (ii) the names and denominations to which the Option Shares are to be delivered in book-entry form through the facilities of The Depository Trust Company (“DTC”), (iii) the number of Option Shares that will be Purchased Option Shares and the number of Option Shares that will be Placed Option Shares, and (iv) the time and date of payment for and delivery of such Purchased Option Shares and/or Placed Option Shares in book-entry form. Any such time and date of delivery shall be determined by FBR, but shall not be later than five (5) full business days nor earlier than one (1) full business day after the exercise of said option, nor in any event prior to the Closing Time, unless otherwise agreed in writing by FBR and the Company.

2.     Payment and Delivery.

(a)           144A/Regulation S Shares. The closing of FBR’s purchase of the 144A/Regulation S Shares shall be held at the office of Lord, Bissell & Brook LLP, 111 South Wacker Drive, Chicago, Illinois (unless another place shall be agreed upon by FBR and the Company). At the closing, subject to the satisfaction or waiver of the closing conditions set forth herein, FBR shall pay to the Company the aggregate purchase price for the 144A/Regulation S Shares by wire transfer of immediately available funds to an account previously designated by the Company in writing against delivery by the Company of the 144A/Regulation S Shares to FBR for FBR’s account through the facilities of DTC in such denominations and registered in such names as FBR shall specify. Such payment and delivery shall be made at 10:00 a.m., New York City time, on the fifth (sixth, if pricing occurs after 4:30 p.m. New York City time) business day after the date hereof (unless another time, not later than ten (10) business days after such date, shall be agreed to by FBR and the Company). The time at which such payment and delivery are actually made is hereinafter called the “Closing Time”.

(b)           Regulation D Shares. At the Closing Time, subject to the satisfaction of the closing conditions set forth herein, FBR shall pay to the Company the aggregate applicable purchase price for the Regulation D Shares received by FBR prior to the Closing Time (net of any Placement Fee, if the Placement Fee is withheld as provided in the immediately following paragraph) against the Company’s delivery of the Regulation D Shares to FBR, as placement agent in respect of such shares, in book-entry form through the facilities of DTC for each such Accredited Investor’s account. At FBR’s option, it may delay the placement of up to 3% of Regulation D Shares (the “Extended Regulation D Shares”) for an additional five (5) business days after the Closing Time (the “Extended Regulation D Closing Date”) at which time FBR shall cause the escrow agent appointed to hold the subscription funds submitted by purchasers in the Private Placement, to the extent it has available funds transferred to it by Accredited Investors, to pay the Company the aggregate applicable purchase price for the Extended Regulation D Shares placed by FBR (net of any Placement Fee, if the Placement Fee is withheld as provided herein) against the Company’s delivery of the Extended Regulation D Shares to the purchasers thereof, in book-entry form through the facilities of DTC. Extended Regulation D Shares may only be placed with Accredited Investors who have committed to purchase Regulation D Shares before the Closing Time. The time at which payment and delivery on an Extended Regulation D Closing Date is actually made is hereinafter sometimes called the “Extended Closing Time.”

At each of the Closing Time or any Extended Closing Time, unless FBR has withheld such amount from the applicable purchase price paid by FBR to the Company with respect to the Regulation D Shares placed by FBR on such date, the Company shall pay to FBR, by wire transfer of immediately available funds to an account or accounts designated by FBR, any Placement Fee amount, determined pursuant to Section 1(b) hereof, payable with respect to the Regulation D Shares for which the Company shall have received the purchase price.

(c)           Option Shares. The closing of FBR’s purchase or placement of the Option Shares shall occur from time to time at the office of Lord, Bissell & Brook LLP, 111 South Wacker Drive, Chicago, Illinois (unless another place shall be agreed upon by FBR and the Company). On the applicable Secondary Closing Time (as defined herein), subject to the satisfaction or waiver of the closing conditions set forth herein, FBR shall pay to the Company the aggregate applicable purchase price for the Option Shares then purchased or placed by FBR (net of any Placement Fee with respect to any Placed Option Shares) by wire transfer of immediately available funds against the Company’s delivery of the Option Shares. Such payment and delivery shall be made at 10:00 a.m., New York City time, on each Secondary Closing Time. The Option Shares shall be delivered in either book-entry form through the facilities of DTC or certificated form as set forth in Section 1(d), in such names and in such denominations as FBR shall specify. The time at which payment by FBR for and delivery by the Company of any Option Shares are actually made is referred to herein as a “Secondary Closing Time”.

(d)           Company Directed Shares. It is understood that approximately 1,312,500 shares of the Initial Shares (“Company Directed Shares”) initially will be reserved by the Company for offer and sale to employees and persons having business relationships with the Company who are “accredited investors” (“Company Directed Share Participants”). Under no circumstances will FBR be liable to the Company or to any Company Directed Share Participant for any action taken or omitted to be taken in good faith in connection the offer or sale of such Company Directed Shares. To the extent that any Company

Directed Shares are not affirmatively reconfirmed for purchase by any Company Directed Share Participant on or immediately after the date of this Agreement, such Company Directed Shares may be offered by FBR as part of the 144A/Regulation S Shares as contemplated herein.

3.     Offering of the Shares; Restrictions on Transfer.

(a)           FBR represents and warrants to and agrees with the Company that (i) it has not solicited and will not solicit any offer to buy, and has not and will not make any offer to sell, the Shares by means of any form of general solicitation or general advertising (within the meaning of Regulation D, and, with respect to Resale Shares sold in reliance on Regulation S under the Securities Act (“Regulation S”), by means of any directed selling efforts (within the meaning of Regulation S) in the United States; (ii) it is an Accredited Investor; (iii) (A) it will not offer or sell the Shares as part of its distribution at any time and otherwise prior to the expiration of the one year distribution compliance period (as defined under Regulation S), in the United States or to or for the account or benefit of a U.S. person (as defined under Regulations S) except as permitted to qualified institutional buyers pursuant to Rule 144A, pursuant to an available exemption from the registration requirements of the Securities Act, or pursuant to the registration requirements of the Securities Act and otherwise, in each case, in compliance with applicable law,(B) it will not engage in hedging transactions with regard to any Shares prior to the expiration of the one year distribution compliance period unless in compliance with the Securities Act and (C) at or prior to confirmation of a sale of such Shares, to a distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases such Shares from it during the one year distribution compliance period, it will have sent a confirmation or notice to such purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to the distributor; (iv) it has solicited and will solicit offers to buy the Private Placement Shares only from, and has offered and will offer only to, persons it reasonably believes are Accredited Investors and who provide to it a fully completed and executed purchaser’s letter substantially in the form of Appendix II or IV to the Preliminary Memorandum; and (v) it has solicited and will solicit offers to buy the Resale Shares only from, and has offered and will offer, sell and deliver the Resale Shares only to, (A) persons who it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (“QIBs”) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to it that each such account is a qualified institutional buyer to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and who provide to it a fully completed and executed purchaser’s letter substantially in the form of Appendix I to the Preliminary Memorandum, and (B) persons (each a “Regulation S Purchaser”) to whom, and under which circumstances, it reasonably believes offers and sales of Resale Shares may be made without registration under the Securities Act in reliance on Regulation S thereunder, and who provide to it a fully completed and executed purchaser’s letter substantially in the form of Appendix III to the Preliminary Memorandum or Final Memorandum (such persons specified in clauses (v)(A) and (v)(B) being referred to herein as the “Eligible Purchasers”).

(b)           The Company represents and warrants to and agrees with FBR that it (together with its affiliates) has not solicited and will not solicit any offer to buy, and it (together with its affiliates) has not offered and will not offer to sell, the Shares by means of any form of general solicitation or general advertising (within the meaning of Regulation D), and it has solicited and will solicit offers to buy the Private Placement Shares only from, and has offered and will offer, sell or deliver the Shares only to, persons it reasonably believes are Accredited Investors. The Company also represents and warrants and agrees that it will sell the Private Placement Shares only to persons that have provided to the Company a fully completed and executed Subscription Agreement in the form of Appendix II or IV, as applicable, to the Preliminary Memorandum.

(c)           The Company represents and warrants to and agrees with FBR that, assuming the accuracy of FBR’s representations and warranties and FBR’s compliance with its obligations set forth in this Section 3, (i) none of the Company or any of its affiliates or any person acting on behalf of it or its affiliates has engaged in, nor will it engage in, any directed selling efforts (as that term is defined in Regulation S) with respect to the Shares; and (ii) the Company or any of its affiliates, and any person acting on behalf of it or its affiliates (in each case, other than FBR as to which no representation is made) have complied, and will comply, with the offering restrictions requirement of Regulation S.

(d)           FBR represents and warrants that it has not offered and will not offer any Private Placement Shares, and it has not offered or sold, and will not offer or sell, any Resale Shares in a jurisdiction outside of the United States except in material compliance with all applicable laws, regulations and rules of those countries.

(e)           Each of FBR and the Company severally represents and warrants to the others that no action is being taken by it or is contemplated that would permit an offering or sale of the Shares or possession or distribution of the Preliminary Memorandum or the Final Memorandum or any other offering material relating to the Shares in any jurisdiction where, or in any other circumstances in which, action for those purposes is required (other than in jurisdictions where such action has been duly taken by counsel for FBR).

(f)            FBR and the Company agree that FBR may arrange (i) for the private offer and sale of a portion of the Resale Shares to a limited number of Eligible Purchasers (which may include affiliates of FBR), and (ii) for the private offer and sale of the Private Placement Shares by the Company to Accredited Investors (which may include affiliates of FBR), in each case under restrictions and other circumstances designed to preclude a distribution of the Shares that would require registration of the Shares under the Securities Act, including those restrictions and procedures set forth in this Section 3 of this Agreement.

(g)           FBR and the Company agree that the Shares may be resold or otherwise transferred by the holders thereof only if the offer and sale of such Shares are registered under the Securities Act or if an exemption from registration is available. FBR hereby establishes and agrees that it has observed and will observe the following procedures in connection with offers, sales and subsequent resales or other transfers of any Shares placed by FBR:

(i)            Sales only to Eligible Purchasers. Initial offers and sales of the Resale Shares will be made only in Exempt Resales by FBR to investors that FBR reasonably believes to be Eligible Purchasers and who have delivered to the Company and FBR a fully completed and executed purchaser’s letter substantially in the form of Appendix I or III, as applicable, to the Preliminary Memorandum or Final Memorandum.

(ii)           No general solicitation. The Shares will be offered only by approaching prospective purchasers on an individual basis with whom FBR has an existing relationship. No general solicitation or general advertising within the meaning of Regulation D will be used in connection with the offering of the Shares.

(iii)          Restrictions on transfer. The Final Memorandum shall state that the offer and sale of the Shares have not been and will not be registered (other than pursuant to the Registration Rights Agreement) under the Securities Act, and that no resale or other transfer of any Shares or any interest therein prior to the date that is two years (or such shorter period as is prescribed by Rule 144(k) under the Securities Act as then in effect) after the later of the original issuance of such Shares and the last date on which the Company or any “affiliate” (as defined in Rule 144 under the Securities Act) of the Company was the owner of such Shares may be made by a purchaser of such Shares except as follows:

(A)          to the Company or any subsidiary thereof,

(B)           pursuant to a registration statement that has been declared effective under the Securities Act,

(C)           for so long as the Shares are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A to a person who such purchaser reasonably believes is a QIB that purchases for its own account or for the account of a QIB and to whom notice is given that the offer, resale, pledge or transfer is being made in reliance on Rule 144A,

(D)          pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S, with the consent of the Company,

(E)           to an Accredited Investor that is acquiring the Shares for his, her or its own account or an investment adviser who is acquiring the Shares for the account of an Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, or

(F)           pursuant to any other available exemption from the registration requirements of the Securities Act,

in each case in accordance with any applicable federal securities laws and the securities laws of any state of the United States or other jurisdiction.

(h)           FBR and the Company agree that each initial resale of Resale Shares by FBR (and each purchase of Resale Shares from the Company by FBR) in accordance with this Section 3 shall be deemed to have been made on the basis of and in reliance on the representations, warranties, covenants and agreements (including, without limitation, agreements with respect to indemnification and contribution) of the Company herein contained.

4.     Representations and Warranties of the Company.

The Company hereby represents and warrants to FBR that, as of the date of this Agreement:

(a)           the Preliminary Memorandum did not, as of its date or as of 7:00 p.m. Eastern Time on March 27, 2006, and will not, as of the Closing Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Final Memorandum will not, as of its date, at Closing Time and each Secondary Closing Time (if any), contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statement in or omission from the Preliminary Memorandum or Final Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by FBR expressly for use therein (that information being limited to that described in the last sentence of Section 8(b) hereof);

(b)           the Company is a company limited by shares duly organized and validly existing and in good standing under the laws of Bermuda, with requisite corporate power and authority to own, lease or operate its properties and to conduct its business as described in the Final Memorandum and to execute and deliver this Agreement and the Registration Rights Agreement, and to consummate the transactions contemplated hereby (including the issuance, sale and delivery of the Shares) and thereby;

(c)           each of CastlePoint Reinsurance Company, Ltd. (“CastlePoint Re”) and CastlePoint Management Corp. (“CastlePoint Management”) (each, a “Subsidiary” and, collectively, the “Subsidiaries”) is a company or a corporation, as the case may be, duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to own, lease or operate its properties and to conduct its business as described in the Final Memorandum and to execute and deliver this Agreement, and to consummate the transactions contemplated hereby;

(d)           all issued and outstanding shares of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of or subject to any preemptive right, co-sale right, registration right, right of first refusal or other similar right of shareholders arising by operation of law, under the articles of incorporation or by-laws of such Subsidiary, under any agreement to which such Subsidiary is a party or otherwise, and are owned by the Company free and clear of any pledge, security interests, liens, encumbrances, claims or equitable interests. The Company does not, and as of any Closing Date will not, own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries and CastlePoint Bermuda Holdings, Ltd.;

(e)           the Company had, at the date indicated, the duly authorized capitalization set forth in the Final Memorandum under the caption “Capitalization”, and at the Closing Time, will have the pro forma authorized capitalization set forth in the Final Memorandum under the caption “Capitalization” after giving effect to the adjustments set forth thereunder; all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, and have not been issued in violation of or subject to any pre-emptive right or other similar right of shareholders arising by operation of law, under the certificate of incorporation, memorandum of association or bye-laws of the Company, under any agreement to which the Company is a party or otherwise; except as disclosed in or contemplated by the Final Memorandum, there are no outstanding (i) securities or obligations of the Company or any Subsidiary convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options;

(f)            the Shares have been duly authorized for issuance, sale and delivery pursuant to this Agreement and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance, sale and delivery of the Shares by the Company are not subject to any preemptive right, co-sale right, registration right, right of first refusal or other similar right of shareholders arising by operation of law, under the certificate of incorporation, memorandum of association or bye-laws of the Company, under any agreement to which the Company is a party or otherwise, other than as provided for in the Registration Rights Agreement and in that certain Registration Rights Agreement between the Company and Tower Group, Inc. (the “Tower Registration Rights Agreement”); and the Shares satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act;

(g)           CastlePoint Management shall use its best reasonable efforts to procure any licenses, approvals and authorizations necessary to conduct its business as described in the Preliminary Memorandum; each of the Company, and subject to the capitalization of CastlePoint Re as provided for in the Preliminary Memorandum, CastlePoint Re, is duly qualified or licensed by, and is in good standing in, each jurisdiction in which it conducts its business, or in which it owns or leases property or maintains an office and in which such qualification or licensing is necessary and in which the failure, individually or in the aggregate, to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiaries taken as a whole (a “Material Adverse Effect”);

(h)           Each of the Company and the Subsidiaries has good and valid title to substantially all other real and personal property reflected as assets owned by them in the Final Memorandum, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except such as are disclosed in the Final Memorandum or as could not reasonably be expected to have a Material Adverse Effect; any real property or personal property held under lease by the Company or any of the Subsidiaries is held under a lease that is valid, existing and enforceable by the Company or such Subsidiary, with such exceptions as are disclosed in the Final Memorandum or as could not reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company under any such lease;

(i)            the Company owns or possesses such licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how (collectively “Intangibles”), as are necessary to entitle the Company and the Subsidiaries, taken as a whole, to conduct the Company’s business described in the Final Memorandum, and neither the Company nor any of the Subsidiaries has received written notice of any infringement of or conflict with (and, upon due inquiry, the Company knows of no such infringement of or conflict with) asserted rights of others with respect to any Intangibles which could reasonably be expected to have a Material Adverse Effect;

(j)            neither the Company nor any of the Subsidiaries has violated, or received notice of any violation with respect to, any law, rule, regulation, order decree or judgment applicable to it and its business, including those relating to transactions with affiliates, environmental, safety or similar laws, federal or state laws relating to discrimination in the hiring, promotion or pay of employees, federal or state wages and hours law, the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder, except for those violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(k)           neither the Company nor any Subsidiary nor any officer, director, agent or employee purporting to act on behalf of the Company or any Subsidiary, has at any time, directly or indirectly, (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including the Foreign Corrupt Practices Act of 1977, as amended), (iii) engaged in any transactions, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and the Subsidiaries, (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (v) made any other unlawful payment;

(l)            except as otherwise disclosed in the Final Memorandum, there are no outstanding loans or advances or guarantees of indebtedness by the Company to or for the benefit of any of the officers, directors, affiliates or representatives of the Company or any of the members of the families of any of them; any outstanding loans or advances or guarantees of indebtedness by the Company or to or for the benefit of any such persons will be repaid, satisfied or terminated, as the case may be, within 60 days after the Closing Time;

(m)          except with respect to FBR, neither the Company nor any Subsidiary has incurred any liability for any finder’s fees or similar payments in connection with the transactions contemplated hereby;

(n)           neither the Company nor any of the Subsidiaries is in breach of, or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under), its respective certificate of incorporation, memorandum of association, bye-laws, or other organizational documents (collectively, the “Charter Documents”) or in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or such Subsidiary is a party or by which either of them or their respective properties may be bound or affected, except for such breaches or defaults which would not have a Material Adverse Effect;

(o)           the execution, delivery and performance by the Company of this Agreement, and the execution, delivery and performance by the Company and its Subsidiaries, as applicable, of the Registration Rights Agreement; the Tower Registration Rights Agreement; the Warrant dated as of March 28, 2006, issued by the Company in favor of Tower Group, Inc. (the “Warrant”); the Master Agreement to be entered into among the Company, CastlePoint Management, Tower Group, Inc., Tower Insurance Company of New York (“TICNY”) and Tower National Insurance Company (“TNIC”) (the “Master Agreement”); the Program Management Agreement to be entered into among CastlePoint Management, TICNY and TNIC (the “Program Management Agreement”); the Service and Expense Sharing Agreement to be entered into among the Company, CastlePoint Management, Tower Group, Inc., TICNY and TNIC (the “Service and Expense Sharing Agreement”); the Brokerage Business Quota Share Reinsurance Agreement to be entered into among CastlePoint Re, TICNY and TNIC (the “Brokerage Business Reinsurance Agreement”); the Traditional Program Business Quota Share Reinsurance Agreement to be entered into among CastlePoint Re, TICNY and TNIC (the “Traditional Program Business Reinsurance Agreement”); the Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, to be entered into among CastlePoint Re, TICNY and TNIC (the “Specialty Program Business Reinsurance Agreement” and together with the Registration Rights Agreement, the Tower Registration Rights Agreement, the Warrant, the Master Agreement, the Program Management Agreement, the Service and Expense Sharing Agreement, the

Brokerage Business Reinsurance Agreement, the Traditional Program Business Reinsurance Agreement and the Specialty Program Business Reinsurance Agreement, the “Transaction Documents”), and the issuance, sale and delivery of the Shares by the Company and the consummation by the Company of the transactions contemplated hereby, in the case of the Company and the applicable Subsidiaries, thereby, and compliance by the Company with the terms and provisions hereunder and, in the case of the Company and the applicable Subsidiaries, thereunder will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (i) any provision of the Charter Documents of the Company or any Subsidiary, (ii) any provision of any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or its respective properties may be bound or affected, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order applicable to the Company or any of the Subsidiaries, except (A) in the case of clauses (ii) or (iii) for such conflicts, breaches or defaults which have been validly waived or would not reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any property or asset of the Company or the Subsidiaries, (B) in the case of CastlePoint Re, subject to the capitalization of CastlePoint Re as provided for in the Preliminary Memorandum, (C) the receipt of the approval of the New York and Massachusetts insurance regulatory authorities with respect to the Program Management Agreement, Service and Expense Sharing Agreement, Brokerage Business Reinsurance Agreement, Traditional Program Business Reinsurance Agreement and the Specialty Program Business Reinsurance Agreement, and (D) the receipt of any approvals, consents and authorizations by CastlePoint Management necessary to conduct its business as described in the Preliminary Memorandum, which approvals, consents and authorizations CastlePoint Management shall use its best reasonable efforts to obtain;

(p)           this Agreement has been duly authorized, executed and delivered by the Company and is enforceable in accordance with its terms, and each of the Transaction Documents has been duly authorized by the Company and each of its Subsidiaries, as applicable, and at the Closing Time will have been duly executed and delivered by the Company and each of its Subsidiaries, as applicable, and will constitute a legal, valid and binding agreement of the Company and each of its Subsidiaries, as applicable, enforceable in accordance with its terms,(i) except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, and except to the extent that the indemnification provisions hereof or thereof may be limited by federal or state securities laws and public policy considerations in respect thereof and (ii) subject, in the case of the Program Management Agreement, Service and Expense Sharing Agreement, Brokerage Business Reinsurance Agreement, Traditional Program Business Reinsurance Agreement and the Specialty Program Business Reinsurance Agreement, to the receipt of the approval of the New York and Massachusetts insurance regulatory authorities;

(q)           the Shares, this Agreement and each of the Transaction Documents conform in all material respects to the descriptions thereof contained in the Final Memorandum;

(r)            assuming the accuracy of FBR’s representations and warranties set forth in Section 3 of this Agreement and the accuracy of the purchaser’s representations and warranties and compliance with its undertakings set forth in the applicable executed purchaser’s letter substantially in the form of Appendices I-IV included in the Preliminary Memorandum, as applicable, and in the Final Memorandum, and that the purchasers who buy the Resale Shares in Exempt Resales are Eligible Purchasers, and the purchasers who buy the Regulation D shares are Accredited Investors, no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required to be obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the Registration Rights Agreement, or the consummation by the Company of the transactions contemplated hereby and, in the case of the Company, thereby, or the issuance, sale and delivery of the Shares as contemplated hereby, other than (i) such as have been obtained or made, or will have been obtained or made at the Closing Time, (ii) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered or placed by FBR, (iii) with or by federal or state securities regulatory authorities in connection with or pursuant to the Registration Rights Agreement, including without limitation the filing of the registration statement(s) required thereby with the Commission, and (iv) the filing of a Form D with the Commission and with the applicable state regulatory authorities;

(s)           each of the Company and each Subsidiary has all necessary licenses, permits, certificates, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary licenses, permits, certificates, authorizations, consents and approvals from other persons required in order to conduct its respective business as described in the Final Memorandum, except (i) to the extent that any failure to have any such licenses, permits, certificates, authorizations, consents or approvals, to make any such filings or to obtain any such licenses, permits, certificates, authorizations, consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect, (ii) that CastlePoint Reinsurance Company must be capitalized as provided for in the Preliminary Memorandum; and (iii) that CastlePoint Management must obtain all approvals, consents and authorizations necessary to conducts its business as described in the Preliminary Memorandum; neither the Company nor any Subsidiary is in violation of, or in default under, any such license, permit, certificate, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or such Subsidiary, the effect of which could reasonably be expected to have a Material Adverse Effect;

(t)            the Final Memorandum contains accurate summaries of all material contracts, agreements, instruments and other documents of the Company that would be required to be described in a prospectus included in a registration statement on Form S-1 under the Securities Act; the copies of all contracts, agreements, instruments and other documents (including governmental licenses, authorizations, permits, consents and approvals and all amendments or waivers relating to any of the foregoing) that have been previously furnished to FBR or its counsel are complete and genuine and include all material collateral and supplemental agreements thereto;

(u)           other than as set forth in the Final Memorandum, there are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Company or any Subsidiary, threatened against the Company or such Subsidiary, or any of their respective properties, directors, officers or affiliates at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency; other than FBR, the Company has not authorized anyone to make any representations regarding the offer and sale of the Shares, or regarding the Company in connection therewith; the Company has not received notice of any order or decree preventing the use of the Preliminary Memorandum or the Final Memorandum or any amendment or supplement thereto, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act, and no proceeding for that purpose has commenced or is pending or, to its knowledge, is contemplated;

(v)           subsequent to the date of the Final Memorandum, and except as may be otherwise stated in the Final Memorandum, there has not been (i) any event, circumstance or change that has, or could reasonably be expected to have, a Material Adverse Effect, (ii) any transaction, other than in the ordinary course of business, which is material to the Company or any of the Subsidiaries, contemplated or entered into by the Company or any of the Subsidiaries, (iii) any obligation, contingent or otherwise, directly or indirectly incurred by the Company or any of the Subsidiaries, other than in the ordinary course of business, which is material to the Company or such Subsidiary, (iv) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, or any purchase by the Company of any of its outstanding capital stock, or (v) any change in the capital stock or indebtedness of the Company and the Subsidiaries, other than the incorporation of CastlePoint Bermuda Holdings, Ltd. and the reorganization of the Company and its Subsidiaries so that CastlePoint Bermuda Holdings, Ltd. is a wholly-owned subsidiary of the Company, and each Subsidiary is a wholly-owned subsidiary of CastlePoint Bermuda Holdings, Ltd.;

(w)          neither the Company nor any of the Subsidiaries is, nor upon the sale of the Shares as contemplated herein and the application of the net proceeds therefrom as described in the Final Memorandum under the caption “Use of Proceeds”, will be, an “investment company” or an entity “controlled” by an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended);

(x)            there are no persons with registration or other similar rights to have any securities registered by the Company or any of the Subsidiaries under the Securities Act other than pursuant to the Registration Rights Agreement and the Tower Registration Rights Agreement;

(y)           the Company has not relied upon FBR or legal counsel for FBR for any legal, tax or accounting advice in connection with the offering and sale of the Shares;

(z)            Except with respect to the director nominee, Gregory T. Doyle, each of the independent directors named in the Final Memorandum has not within the last three years, been employed by or affiliated, directly or indirectly, with the Company, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or serving as an officer or director of the Company or any of its affiliates;

(aa)         in connection with the offering of the Shares, neither the Company, any of the Subsidiaries, nor any of their respective affiliates (as defined in Section 501(b) of Regulation D) has, whether directly or through any agent or person acting on its behalf (other than FBR): (i) offered Common Stock of the Company or any other securities convertible into or exchangeable or exercisable for such Common Stock in a manner in violation of the Securities Act or the rules and regulations thereunder, (ii) distributed any other offering material in connection with the offer and sale of the Shares, other than as described in the Preliminary Memorandum or Final Memorandum, or (iii) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which is or will be integrated with the offering and sale of the Shares in a manner that would require the registration of the Shares under the Securities Act;

(bb)         neither the Company nor any of its affiliates (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or the rules and regulations thereunder, or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article 1 of the Bylaws of the National Association of Securities Dealers, Inc. (the “NASD”)) any member firm of the NASD;

(cc)         none of the Company, any Subsidiary or any of its respective directors, officers, representatives or affiliates have taken, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result, under the Securities Act, the Exchange Act or otherwise, in, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares;

(dd)         as of the Closing Time, each of the Company and the Subsidiaries will carry, or will be covered by, insurance (issued by insurers of recognized financial responsibility to the best knowledge of the Company) in such amounts and covering such risks as is appropriate for the conduct of their respective businesses and the value of the assets to be held by them upon the consummation of the transactions contemplated by the Final Memorandum and as is customary for companies engaged in businesses similar to the business of the Company, all of which insurance will be in full force and effect;

(ee)         the unaudited pro forma financial information (including the related notes) included in the Final Memorandum complies as to form in all material respects with the applicable accounting requirements of the Securities Act and the Securities Act Regulations, and management of the Company believes that the assumptions underlying the pro forma adjustments are reasonable; such pro forma adjustments have been properly applied to the historical amounts in the compilation of the information and such information fairly presents with respect to the Company and the Subsidiaries, the financial position, results of operations and other information purported to be shown therein at the respective dates and for the respective periods specified; no other pro forma financial information is required to be included in the Registration Statement;

(ff)           PricewaterhouseCoopers LLP (Bermuda), who have certified certain financial statements included in the supplement to the Final Memorandum are independent registered public accountants with respect to the Company within the meaning of the Securities Act or the Securities Act Regulations.

(gg)         neither the Company, nor any Subsidiary, nor to the Company’s knowledge, any employee or agent of the Company or its Subsidiaries, has made any payment of funds of the Company or a Subsidiary or received or retained any funds in violation of any law, rule or regulation, including without limitation the “know your customer” and anti-money laundering laws of any jurisdiction;

(hh)         any certificate signed by any officer of the Company delivered to FBR or to counsel for FBR pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to FBR as to the matters covered thereby; and

(ii)           except where such failure to file or pay an assessment or lien would not in the aggregate reasonably be expected to have a Material Adverse Effect or where such matters are the result of a pending bona fide dispute with taxing authorities, (i) the Company and each Subsidiary has accurately prepared and timely filed any and all federal, state, foreign and other tax returns that are required to be filed by it, if any, and has paid or made provision for the payment of all taxes, assessments, governmental or other similar charges, including without limitation, all sales and use taxes and all taxes which the Company or any Subsidiary is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return), (ii) no deficiency assessment with respect to a proposed adjustment of the Company’s or any Subsidiary’s federal, state, local or foreign taxes is pending or, to the best of the Company’s knowledge, threatened; (iii) since the date of the most recent audited financial statements, neither the Company nor any Subsidiary has incurred any liability for taxes other than in the ordinary course of its business; and (iv) there is no tax lien, whether imposed by any federal, state, foreign or other taxing authority, outstanding against the assets, properties or business of the Company or any Subsidiary.

5.     Certain Covenants of the Company.

The Company hereby agrees with FBR:

(a)           to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offer and sale under the securities or blue sky laws of such states and other jurisdictions as FBR may designate or as required for the Private Placement and to maintain such qualifications in effect as long as required by such laws for the distribution of the Shares and for the Exempt Resales of the Resale Shares; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of, or subject itself to taxation as doing business in, any such state or other jurisdiction (except service of process with respect to the offering and sale of the Shares);

(b)           to prepare the Final Memorandum in a form approved by FBR and to furnish promptly (and with respect to the initial delivery of such Final Memorandum, not later than 10:00 a.m. (New York City time) on the first day following the execution and delivery of this Agreement) to FBR or to purchasers upon the direction of FBR as many copies of the Final Memorandum (and any amendments or supplements thereto) as FBR may reasonably request for the purposes contemplated by this Agreement;

(c)           to advise FBR promptly, confirming such advice in writing, of: (i) the happening of any event known to the Company within the time during which the Final Memorandum shall (in the view of FBR) be required to be distributed by FBR in connection with an Exempt Resale (and FBR hereby agrees to notify the Company in writing when the foregoing time period has ended) which, in the judgment of the Company, would require the making of any change in the Final Memorandum then being used so that the Final Memorandum would not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification of the Shares, or of any exemption from such qualification or from registration of the Shares, for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes and, if any government agency or authority should issue any such order, to make every reasonable effort to obtain the lifting or removal of such order as soon as possible;

(d)           to furnish to FBR for a period of two years from the Closing Time, (i) copies of all annual, quarterly and current reports supplied to holders of the Shares, (ii) copies of all reports filed by the Company with the Commission, and (iii) such other information as FBR may reasonably request regarding the Company; provided, however, that the Company shall not be required to provide FBR with any such information that has been filed with or furnished to the Commission by any electronic transmission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or an equivalent electronic database authorized by the Commission and that is available to the public;

(e)           not to amend or supplement the Final Memorandum prior to the Closing Time or any Secondary Closing Time unless FBR shall previously have been advised thereof and shall have consented thereto or not have reasonably objected thereto (for legal reasons) in writing within a reasonable time after being furnished a copy thereof;

(f)            during any period in the two years (or such shorter period as may then be applicable under the Securities Act regarding the holding period for securities under Rule 144(k) under the Securities Act or any successor rule) after the Closing Time in which the Company is not subject to Section 13 or 15(d) of the Exchange Act to furnish, upon request, to any holder of such Shares the information (“Rule 144A Information”) specified in Rule l44A(d)(4) under the Securities Act and any additional information (“PORTAL Information”) required by the National Association of Securities Dealers, Inc. PortalSM Market (“PORTAL”), and any such Rule l44A Information and Portal Information will not, at the date thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

(g)           to apply the net proceeds from the sale of the Shares in the manner set forth under the caption “Use of Proceeds” in the Final Memorandum;

(h)           that neither the Company, nor any of the Subsidiaries, nor any of their respective affiliates (as defined in Section 501(b) of Regulation D) will, whether directly or through any agent or person acting on its behalf (other than FBR): (i) offer Common Stock of the Company or any other securities convertible into or exchangeable or exercisable for such Common Stock in a manner in violation of the Securities Act or the rules and regulations thereunder, (ii) distribute any other offering material in connection with the offer and sale of the Shares, other than as described in the Preliminary Memorandum or Final Memorandum, or (iii) sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act), any of which will be integrated with the offering and sale of the Shares in a manner that would require the registration under the Securities Act of the sale to FBR or the Eligible Purchasers of the Resale Shares or to the Accredited Investors of the Private Placement Shares;

(i)            that neither the Company nor any of its affiliates will take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Shares;

(j)            that, except as permitted by the Securities Act, neither the Company nor any of its affiliates will distribute any offering materials in connection with Exempt Resales;

(k)           to pay all expenses, fees and taxes in connection with (i) the preparation of the Preliminary Memorandum and the Final Memorandum, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to FBR (including costs of mailing and shipment), (ii) the preparation, issuance, sale and delivery of the Shares, including any stock or other transfer taxes or duties payable upon the sale of the Resale Shares to FBR, (iii) the printing of this Agreement and any dealer agreements, and the reproduction and/or printing and furnishing of copies of each thereof to dealers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including any filing fees), and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to FBR and to dealers, (v) the designation of the Shares as PORTAL-eligible securities by PORTAL, (vi) all fees and disbursements of counsel and accountants for the Company, (vii) the fees and expenses of any transfer agent or registrar for the Common Stock, (viii) costs of background investigations, (ix) the costs and expenses of FBR and the Company incurred in connection with the marketing of the Shares, including all “out of pocket” expenses, roadshow costs (regardless of the form in which the roadshow is conducted) and expenses, and expenses of Company personnel, including but not limited to commercial or charter air travel, local hotel accommodations and transportation, and (x) FBR’s actual out-of-pocket expenses incurred in connection with its services under this Agreement whether or not the Offering is consummated, including the reasonable fees and disbursements of FBR’s legal counsel, provided that this amount shall not be greater than $500,000 without prior consent of the Company; and (xi) performance of the Company’s other obligations hereunder;

(l)            to use reasonable efforts in cooperation with FBR to obtain permission for the Shares (other than Shares offered and sold in accordance with Regulation S) to be eligible for clearance and settlement through DTC, and for the Shares sold in accordance with Regulation S to be eligible for clearance and settlement through the Euroclear System and Clearstream Banking, société anonyme, Luxembourg;

(m)          in connection with Resale Shares offered and sold in an offshore transaction (as defined in Regulation S), not to register any transfer of such Resale Shares not made in accordance with the provisions of Regulation S;

(n)           to refrain during the period commencing on the date of this Agreement and ending on the date that is 180 days thereafter, without the prior written consent of FBR (which consent may be withheld or delayed in FBR’s sole discretion), from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or filing any registration statement under the Securities Act with respect to any of the foregoing, or (ii) entering into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (i) the Shares to be sold hereunder, (ii) the registration and sale of the Shares in accordance with the terms of the Registration Rights Agreement, (iii) the registration and sale of Common Stock in an initial public offering of the Company as contemplated by the Registration Rights Agreement, (iv) any Shares of Common Stock issued by the Company upon the exercise of an option referred to in the Final

Memorandum, or (v) such issuances of options or grants of restricted stock under the Company’s stock option and incentive plans as described in the Final Memorandum;

(o)           if the Resale Shares are not delivered by the Company to FBR for any reason other than the termination of this Agreement pursuant to clauses (ii) through (v) of the first paragraph of Section 7 hereof or the default by FBR in its obligations hereunder, to reimburse FBR for all of its out-of-pocket expenses relating to the transactions contemplated hereby, including the reasonable fees and disbursements of its legal counsel;

(p)           that, from and after the Closing Time, the Company shall have in place and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(q)           that the Company will conduct its affairs in such a manner so as to ensure that the Company will not be an “investment company” or an entity “controlled” by an investment company within the meaning of the Investment Company Act;

(r)            that, as soon as reasonably practicable following completion of the transactions contemplated hereunder, to use commercially reasonable efforts to cause the Company’s board of directors to approve any changes to the corporate governance policies and procedures that may be required by law prior to filing any registration statement with the Commission;

(s)           the Company shall capitalize CastlePoint Re with $156 million immediately following the Closing Time; and

(t)            the Company (i) will comply with all applicable securities and other applicable laws, rules and regulations in each jurisdiction in which the Company Directed Shares are offered by the Company and (ii) will pay all reasonable fees and disbursements of counsel incurred by FBR in connection with the Company Directed Shares and any stamp duties, similar taxes or duties or other taxes, if any, incurred by FBR in connection therewith.

6.     Conditions of FBR’s Obligations. The obligations of FBR hereunder are subject to (i) the accuracy of the representations and warranties on the part of the Company on the date hereof, at the Closing Time and each Secondary Closing Time, (ii) the accuracy of the statements of the Company’s officers made in any certificate pursuant to the provisions hereof as of the date of such certificate, (iii) the performance by the Company of all of their respective covenants and other obligations hereunder and (iv) the following other conditions:

(a)           The Company shall furnish to FBR at the Closing Time an opinion of Baker & McKenzie LLP, counsel for the Company, addressed to FBR and dated the Closing Time, in form and substance satisfactory to FBR in the form attached as Exhibit B hereto. Such opinion shall indicate that it is being rendered to FBR at the request of the Company.

(b)           The Company shall furnish to FBR at the Closing Time an opinion of Conyers, Dill & Pearman, special Bermuda counsel for the Company, addressed to FBR and dated the Closing Time, in form and substance satisfactory to FBR in the form attached as Exhibit C hereto. Such opinion shall indicate that it is being rendered to FBR at the request of the Company.

(c)           FBR shall have received from Johnson Lambert & Co., “comfort” letters dated, respectively, as of the date hereof and the Closing Time, addressed to FBR and in form and substance satisfactory to FBR, in substantially the form attached as Exhibit D hereto.

(d)           FBR shall have received at the Closing Time a favorable opinion of Lord, Bissell & Brook LLP, counsel for FBR, dated the Closing Time, in form and substance satisfactory to FBR.

(e)           Prior to the Closing Time or any Secondary Closing Time, (i) no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, shall have occurred and (ii) neither the Preliminary Memorandum nor the Final Memorandum and all amendments or supplements thereto, or modifications thereof, if any, shall contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(f)            Between the time of execution of this Agreement and the Closing Time or any Secondary Closing Time, (i) no event, circumstance or change constituting a Material Adverse Effect shall have occurred or become known, (ii) no transaction which is material to the Company and the Subsidiaries, taken as a whole, shall have been entered into by the Company or any Subsidiary that has not been fully and accurately disclosed in the Final Memorandum, or any amendment or supplement thereto; and (iii) no order or decree preventing the use of the Final Memorandum, or any amendment or supplement thereto, or any order asserting that any of the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act shall have been issued.

(g)           The Company shall have delivered to FBR a certificate, executed by the chief executive officer of the Company and dated as of the Closing Time, as to (i) the resolutions adopted by the Company’s board of directors in form and substance reasonably acceptable to FBR, (ii) the Company’s certificate of incorporation and memorandum of association, as amended and (iii) the Company’s bye-laws, each as in effect at the Closing Time. The Company shall have delivered to FBR a certificate, executed by the secretary of CastlePoint Management as to: (i) the resolutions adopted by such company’s board of directors in form and substance reasonably acceptable to FBR, (ii) such company’s certificate of incorporation and (iii) such company’s bylaws, each as in effect at the Closing Time. The Company shall have delivered to FBR a certificate, executed by an officer of CastlePoint Re and dated as of the Closing Time, as to (i) the resolutions adopted by the such company’s board of directors in form and substance reasonably acceptable to FBR, (ii) such company’s certificate of incorporation and memorandum of association, as amended and (iii) such company’s bye-laws, each as in effect at the Closing Time.

(h)           The Company shall have delivered to FBR a certificate, executed by its chief executive officer and chief financial officer to the effect that the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Time as though made on and as of such date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), the conditions set forth in subsections (e) and (f) of this Section 6 shall have been satisfied and be true and correct as of the Closing Time, and the Company shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Time.

(i)            On or before the Closing Time, FBR shall have received the Transaction Documents executed by the Company and each of its Subsidiaries, as applicable, and such agreements shall be in full force and effect, subject to any modifications that may be that may be required to be made by the New York or Massachusetts insurance regulatory authorities to the Program Management Agreement, the Service and Expense Sharing Agreement, the Brokerage Business Reinsurance Agreement, the Traditional Program Business Reinsurance Agreement and the Specialty Program Business Reinsurance Agreement.

(j)            At the time of execution and delivery of this Agreement, FBR shall have received from each of the officers and directors of the Company and Tower Group, Inc. a written agreement (a “Lock-up Agreement”) in substantially the form attached hereto as Exhibit E.

(k)           At each Secondary Closing Time and the Extended Closing Time, if applicable, (each, a “Subsequent Closing Time”), FBR shall have received:

(i)            certificates, dated as of each Subsequent Closing Time, of the Company, substantially to the same effect as the certificates delivered at the Closing Time pursuant to subsection (h), of this Section 6, subject to any exceptions that, in the reasonable judgment of FBR, are not material.

(ii)           the opinion of Baker & McKenzie LLP, in form and substance satisfactory to FBR, dated as of each Subsequent Closing Time relating to the Regulation D Shares or the Option Shares, as applicable, and otherwise substantially to the same effect as the opinions required by subsection (a) of this Section 6.

(iii)          the opinion of Conyers Dill Pearman, in form and substance satisfactory to FBR, dated as of each Subsequent Closing Time relating to the Regulation D Shares or the Option Shares, as applicable, and otherwise substantially to the same effect as the opinions required by subsection (b) of this Section 6.

(iv)          “comfort” letter from Johnson Lambert & Co., in form and substance satisfactory to FBR, dated as of each Subsequent Closing Time, substantially the same in scope and substance as the letter furnished to FBR pursuant to subsection (c) of this Section 6, except that the “specified date” in the letter furnished pursuant to this subsection (k)(iv) shall be a date not more than five days prior to such Secondary Closing Time.

(v)           the opinion of Lord, Bissell & Brook LLP, dated as of each Subsequent Closing Time, relating to the Regulation D Shares or the Option Shares, as applicable, and otherwise to the same effect as the opinion required by subsection (d) of this Section 6.

(l)            The Company shall have furnished to FBR such other documents and certificates as to the accuracy and completeness of any statement in the Final Memorandum or any amendment or supplement thereto, and any additional matters as FBR may reasonably request, as of the Closing Time or any Secondary Closing Time, or as FBR may reasonably request.

(m)          The Shares to be resold by FBR to QIBs pursuant to Rule 144A under the Securities Act shall have been designated as PORTAL-eligible securities by PORTAL.

(n)           Each Subscription Agreement shall remain in full force and effect and no event shall have occurred giving any party the right to terminate any Subscription Agreement pursuant to the terms thereof.

7.     Termination. The obligations of FBR hereunder shall be subject to termination in the absolute discretion of FBR, at any time prior to the Closing Time or any Secondary Closing Time, if (i) any of the conditions specified in Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled, (ii) trading in securities in general on any exchange or national quotation system shall have been suspended or minimum prices shall have been established on such exchange or quotation system, (iii) there has been a material disruption in the securities settlement, payment or clearance services in the United States, (iv) a banking moratorium shall have been declared either by the United States or New York State authorities, or (v) if the United States shall have declared war in accordance with its constitutional processes or there shall have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis or change in economic, political or other conditions of such magnitude in its effect on the financial markets of the United States as, in the judgment of FBR, to make it impracticable to market the Shares.

If FBR elects to terminate this Agreement as provided in this Section 7, the Company shall be notified promptly by letter or fax.

If the sale to FBR of the Resale Shares, as contemplated by this Agreement, is not carried out by FBR for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Agreement, (i) the Company shall not be under any obligation or liability to FBR under this Agreement (except to the extent provided in Sections 5(k), 5(o) and 8 hereof) and (ii) FBR shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 8 hereof).

8.     Indemnity.

(a)           The Company agrees to indemnify, defend and hold harmless FBR and its affiliates, and their respective directors, officers, representatives and agents, and any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, FBR or any such controlling person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement made by the Company herein, (ii) any breach by the Company of any covenant set forth herein, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum or the Final Memorandum, or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by FBR to the Company expressly for use in such Preliminary Memorandum or Final Memorandum (that information being limited to that described in the last sentence of Section 8(b) hereof).

(b)           FBR agrees to indemnify, defend and hold harmless the Company and its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any such person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and made in reliance upon and in conformity with information furnished in writing by FBR to the Company expressly for use in the Preliminary Memorandum or Final Memorandum (or in any amendment or supplement thereof by the Company), such information being limited to the following:

(i)            the last paragraph of the cover page of the Preliminary Memorandum and the Final Memorandum;

(ii)           the fourth and fifth sentences of the fifth paragraph under “Plan of Distribution-General”; and

(iii)          the two paragraphs under “Plan of Distribution-Additional Allotments, Price Stabilization, Short Positions and Penalty Bids.”

(c)           If any action is brought against any person or entity (each an “Indemnified Party”), in respect of which indemnity may be sought pursuant to Section 8(a) or (b) above, the Indemnified Party shall promptly notify the party(ies) obligated to provide such indemnity (each an “Indemnifying Party”) in writing of the institution of such action and the Indemnifying Party shall assume the defense of such action, including the employment of counsel and payment of expenses; provided that the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to any Indemnified Party unless and to the extent the Indemnifying Party did not otherwise know of such action and such failure results in the forfeiture by the Indemnifying Party of rights and defenses that would have had material value in the defense. The Indemnified Party(ies) shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have employed counsel to have charge of the defense of such action within a reasonable time or such Indemnified Party(ies) shall have reasonably concluded (based on the advice of counsel) that there may be defenses available to the Indemnified Party(ies) which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party(ies)), in any of which events such fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of counsel (in addition to local counsel) for the Indemnified Party in any one action or series of related actions representing the Indemnified Parties who are parties to such action). Anything in this paragraph to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent. The Indemnifying Party shall have the right to settle any such claim or action for itself and any Indemnified Party so long as the Indemnifying Party pays any settlement payment and such settlement (i) includes a complete and unconditional release of the Indemnified Party from all losses, expenses, claims, damages, injunctions, liability and other obligations with respect to any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.

(d)           If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party under subsections (a) and (b) of this Section 8 in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable Indemnifying

Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Subsidiaries, on the one hand, and FBR, on the other hand, from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Subsidiaries, on the one hand, and of FBR, on the other hand, in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Subsidiaries, on the one hand, and FBR, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the offering (net of initial purchaser discounts, commissions and placement fees but before deducting expenses) received by the Company bear to the discounts, commissions and placement fees received by FBR. The relative fault of the Company and the Subsidiaries, on the one hand, and of FBR, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by FBR and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

(e)           The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 8, FBR shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares were initially offered (either in the Exempt Resales or to subscribers in the Private Placement) exceeds the amount of any damages which FBR has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)            The indemnity and contribution agreements contained in this Section 8 and the covenants, warranties and representations of the Company contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of FBR or its affiliates, or their respective directors, officers, representatives and agents, or any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of the Company or their respective directors and officers or any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the sale and delivery of the Shares. Each party to this Agreement agrees promptly to notify the other party of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of their respective officers and directors, in connection with the sale and delivery of the Shares, or in connection with the Final Memorandum.

(g)           The Company agrees to indemnify and hold harmless FBR and its affiliates and each person, if any, who controls FBR and its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the consent of the Company for distribution to participants in connection with the offer and sale of the Company Directed Shares, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) as a result of the failure of any participant to pay for and accept delivery of Company Directed Shares that the participant has agreed to purchase; or (iii) related to, arising out of, or in connection with the offer and sale of Company Directed Shares; provided however, that the Company shall not be liable under this clause (iii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR’s or such Indemnified Party’s willful misconduct or gross negligence.

9.     Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram and:

(a)           if to FBR, shall be sufficient in all respects if delivered or sent to Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention:  Compliance Department, (facsimile:  703-312-9698); with a copy (which shall not constitute notice) to Lord, Bissell & Brook LLP, 111 South Wacker Drive, Chicago, Illinois 60606, Attention: J. Brett Pritchard (facsimile:  312-896-6273); and

(b)           if to the Company, shall be sufficient in all respects if delivered to the Company at the offices of the Company at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: The Secretary (facsimile: (441) 292-4720), with a copy (which shall not constitute notice) to Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, New York 10036, Attention: Roslyn Tom (facsimile: (212) 310-1771).

10.   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK IN RESPECT OF ANY SUIT, ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.   Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

12.   Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of FBR and the Company and the controlling persons, directors and officers referred to in Section 8 hereof, and their respective successors, assigns, executors and administrators. No other person, partnership, association or corporation (including a purchaser, in its capacity as such, from FBR) shall acquire or have any right under or by virtue of this Agreement.

13.   Counterparts. This Agreement may be signed by the parties in counterparts, which together shall constitute one and the same agreement among the parties.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth the understanding between the Company and FBR, please so indicate in the space provided below for the purpose, whereupon this letter shall constitute a binding agreement between the Company and FBR.

Very truly yours,

CastlePoint Holdings, Ltd.

By:	/s/ Michael H. Lee
Name:	Michael H. Lee
Title:	President

[SIGNATURE PAGE TO PURCHASE/PLACEMENT AGREEMENT]

Accepted and agreed to as

of the date first above written:

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/s/ James R. Kleeblatt
Name:	James R. Kleeblatt
Title:	Senior Managing Director

[SIGNATURE PAGE TO PURCHASE/PLACEMENT AGREEMENT]